UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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☒	CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 27, 2014

Commission File Number 001-35844
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Pinnacle Foods Inc.
(Exact name of registrant as specified in its charter)
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Delaware	35-2215019
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

399 Jefferson Road Parsippany, New Jersey	07054
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (973) 541-6620
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 27, 2014, the Board of Directors (the “Board”) of Pinnacle Foods Inc. (the “Company”) determined to increase the size of the Board to eight members and elected Jane Nielsen, Chief Financial Officer of Coach, Inc., as an independent director of the Company, effective March 10, 2014. The Board has determined that Ms. Nielsen will be appointed to the Board’s Audit Committee and Compensation Committee at the time of her appointment to the Board. The Company expects Ms. Nielsen to stand for election at the annual meeting of shareholders in June 2014.
Ms. Nielsen’s compensation for her services as a director will be consistent with that of the Company’s other non-employee directors, except that her compensation will be prorated to reflect the portion of the year remaining until the 2014 annual meeting of shareholders. Accordingly, she will receive the pro rata portion of the annual board member retainer for service on the Board (currently $80,000 per year). Ms. Nielsen will also receive the pro rata portion of the Company’s annual board member equity award of restricted stock (currently based on a grant date fair value of $100,000 per year).
Other than the standard compensation arrangements described above, there are no arrangements or understandings between Ms. Nielson and any other person pursuant to which she was elected as a director. Ms. Nielsen is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K.
A copy of the press release issued by the Company to announce the election of Ms. Nielsen as a director is included as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits. The following Exhibits are included as part of this Current Report on Form 8-K.

99.1	Press Release of Pinnacle Foods Inc. issued January 29, 2014, furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

PINNACLE FOODS INC.

By:	/s/ CRAIG STEENECK

Name:	Craig Steeneck
Title:	Executive Vice President and Chief Financial Officer
Date:	January 29, 2014

Index to Exhibits

Exhibit Number	Description
99.1	Press Release of Pinnacle Foods Inc. issued January 29, 2014, furnished herewith.